Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-281169, 333-254675, 333-238891, and 333-238890) on Form S-8, the registration statements (Nos. 333-261985, 333-256050, and 333-256049) on Form S-3, and the registration statement (No. 333-271651) on Form S-3ASR of our report dated February 26, 2025 (except for Note 23(c) and the effects of the change in reportable segments as discussed in Note 23(a), as to which the date is May 2, 2025), with respect to the consolidated financial statements of APi Group Corporation, included in this Current Report on Form 8-K.

/s/ KPMG LLP

Minneapolis, Minnesota
May 2, 2025